EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Blue Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the registration of 1,000,000 shares of common stock of Blue Holdings Inc. and Subsidiaries, of our report dated March 27, 2007, relating to the consolidated financial statements of Blue Holdings, Inc. as of December 31, 2006 and 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” on January 1, 2006)  which appear in the Company’s report on Form 10-KSB filed with the Securities and Exchange Commission on April 2, 2007.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Certified Public Accounts

Los Angeles, California
May 18, 2007